PROMISSORY NOTE

$47,508.96 December 15, 2011
Seattle, Washington

FOR VALUE RECEIVED, **ClearSign Combustion Corporation**, a Washington corporation ("Maker"), promises to pay to **Trek, Inc.** ("Holder") or order at 11601 Maple Ridge Road, Medina, New York 14103, or other such place as may be designated by the Holder from time to time, the principal sum of Forty-Seven Thousand Five Hundred Eight and 96/100 Dollars ($47,508.96), with interest thereon from the 15th day of December 2011 on the unpaid principal at the rate of eight percent (8.00%) per annum as follows:

1. **INSTALLMENT PAYMENTS:** Maker shall pay principal and interest installments of Four Thousand Four Hundred Ninety-One and 04/100 Dollars ($4,491.04). The installment payments shall begin on the 15th day of January 2012 and shall continue on the 15th day of each succeeding calendar month until paid in full in accordance with the Amortization Schedule attached as **Exhibit A**.

2. **DUE DATE:** The entire balance of this Note together with any and all interest accrued thereon shall be due and payable in full on 15th day of November 2012.

3. **DEFAULT INTEREST:** After maturity, or failure to make any payment, any unpaid principal shall accrue interest at the rate of twelve percent (12.00%) per annum OR the maximum rate allowed by law, whichever is less, during such period of Maker's default under this Note.

4. **ALLOCATION OF PAYMENTS:** Each payment shall be credited first to any late charge due, second to interest, and the remainder to principal.

5. **PREPAYMENT:** Maker may prepay all or part of the balance owed under this Note at any time without penalty.

6. **CURRENCY:** All principal and interest payments shall be made in lawful money of the United States.

7. **LATE CHARGE:** If Holder receives any installment payment more than ten days after its due date, then a late payment charge of $225.00 (5%) of the installment payment shall be added to the scheduled payment.

8. **ACCELERATION:** If Maker fails to make any payment owed under this Note and such default is not cured within 15 days after written notice of such default, then Holder may, at its option, declare all outstanding sums owed on this Note to be immediately due and payable, in addition to any other rights or remedies that Holder may have.

9. **ATTORNEYS' FEES AND COSTS:** Maker shall pay all costs incurred by Holder in collecting sums due under this Note after a default, including reasonable attorneys' fees, whether or not suit is brought. If Maker or Holder sues to enforce this Note or obtain a declaration of its rights hereunder, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys' fees and costs incurred in the proceeding (including those incurred in any bankruptcy proceeding or appeal) from the non-prevailing party.

10. **WAIVER OF PRESENTMENTS:** Maker waives presentment for payment, notice of dishonor, protest and notice of protest.

11. **NON-WAIVER:** No failure or delay by Holder in exercising Holder's rights under this Note shall be a waiver of such rights.

12. **SEVERABILITY:** If any clause or any other portion of this Note shall be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other clause or portion of this Note, all of which shall remain in full force and effect.

13. **INTEGRATION:** There are no verbal or other agreements which modify or affect the terms of this Note. This Note may not be modified or amended except by written agreement signed by Maker and Holder.

14. **CONFLICTING TERMS:** In the event of any conflict between the terms of this Note and the terms of any other instrument, the terms of this Note shall prevail.

15. **EXECUTION:** Each Maker executes this Note as a principal and not as a surety.

16. **DEFINITIONS:** The word Maker shall be construed interchangeably with the words Borrower or Payer and the word Holder shall be construed interchangeably with the words Lender or Payee. In this Note, singular and plural words shall be construed interchangeably as may be appropriate in the context and circumstances to which such words apply.

17. **NOTICE:** Subject to the requirements of any applicable statute, any notices required or permitted by law or under this contract shall be in writing and shall be personally delivered or sent by first class certified or registered mail, return receipt requested, with postage prepaid, to the parties' addresses as follows:

Trek, Inc.
Attn: Chief Financial Officer
11601 Maple Ridge Road
Medina, New York 14103
p: (585) 798-3140
f: (585) 798-3106

ClearSign Combustion Corporation
Attn: Chief Financial Officer
12870 Interurban Avenue South
Seattle, Washington 98168
p: (206) 330-0698
f: (206) 299-3553

All notices which are so addressed and paid for shall be deemed effective when personally delivered or, if mailed, on the date of the deposit thereof in the US mail and irrespective of actual receipt of such notice by the addressee.

ClearSign Combustion Corporation (Maker)

By: Richard F. Rutkowski, Chief Executive Officer

By: James N. Harmon, Chief Financial Officer

DO NOT DESTROY THIS NOTE

WHEN PAID this original Note must be surrendered to the Maker for cancellation and retention.

Exhibit A

Amortization Schedule

Present Value	$ 47,508.96	
Interest Rate	8%	per annum
Term	11	months
Monthly Payment	$4,491.04	

Month	*Date*	*Balance*	*Monthly Payments*	*Interest @ 8%*	*Balance Reduction*
1	1/15/2012	$ 47,508.96	$4,491.04	$ 316.73	$ 4,174.31
2	2/15/2012	$ 43,334.65	$ 4,491.04	$ 288.90	$ 4,202.14
3	3/15/2012	$ 39,132.50	$ 4,491.04	$ 260.88	$ 4,230.16
4	4/15/2012	$ 34,902.35	$ 4,491.04	$ 232.68	$ 4,258.36
5	5/15/2012	$ 30,643.99	$ 4,491.04	$ 204.29	$ 4,286.75
6	6/15/2012	$ 26,357.24	$ 4,491.04	$ 175.71	$ 4,315.33
7	7/15/2012	$ 22,041.92	$ 4,491.04	$ 146.95	$ 4,344.09
8	8/15/2012	$ 17,697.82	$ 4,491.04	$ 117.99	$ 4,373.05
9	9/15/2012	$ 13,324.77	$ 4,491.04	$ 88.83	$ 4,402.21
10	10/15/2012	$ 8,922.56	$ 4,491.04	$ 59.48	$ 4,431.56
11	11/15/2012	$ 4,491.01	$ 4,491.01	$ 29.94	$ 4,461.07
			$ 49,401.41	$ 1,892.45	